Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Lakeland Financial Corporation on Form S-1 of our report dated February 7, 2009 with respect to the consolidated financial statements of Lakeland Financial Corporation and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Lakeland Financial Corporation for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

South Bend, Indiana
October 23, 2009